ADDENDUM TO FUND ADMINISTRATION AGREEMENTS

This AGREEMENT is made in Boston, Massachusetts, this    day of February, 2024, between each of the four series of LONGLEAF PARTNERS FUNDS TRUST, a Massachusetts business trust (“Longleaf” or the “Funds”), and SOUTHEASTERN ASSET MANAGEMENT, INC., a Tennessee corporation (“the Administrator”).

In consideration of the mutual covenants herein made, the Funds and the Administrator understand and agree as follows:

1. Recitations.

Longleaf is an investment company registered with the Securities and Exchange Commission under the provisions of the Investment Company Act of 1940, and was organized pursuant to the Declaration of Trust of Longleaf Partners Funds Trust, originally effective on November 26, 1986, under the name Southeastern Asset Management Value Trust (the “Master Trust”). The Administrator is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The Funds and the Administrator are parties to Fund Administration Agreements originally dated August 1, 1994, and subsequently renewed and amended from time to time (the “Agreements”) under which the Administrator provides fund administration services to the Funds.

2. Amendment.

The Administrator and the Funds hereby agree to amend the Agreements as follows:

•

Section 2.02 (11) shall be amended and restated to say “Supplying or obtaining on behalf of the Funds such other advice or assistance as may be necessary or desirable in the continuing administration of the Funds’ business and affairs, including outsourcing certain responsibilities and functions to other service providers, but such outsourcing shall be under the ongoing supervision of the Administrator and shall not relieve the Administrator of its ultimate responsibility to ensure the responsibilities and functions covered by the Agreements are supplied to the Funds.

•	Section 2.03 (a) shall be amended to change the Administration Fee from 0.10% per annum of average daily net assets to 0.03% per annum of average daily net assets.

These changes will be effective as of May 1, 2024.

IN WITNESS WHEREOF, the parties have executed this Addendum this    day of February, 2024.

Southeastern Asset Management, Inc.

By:	Ross Glotzbach
CEO

Longleaf Partners Funds Trust, on behalf of its four series,

Longleaf Partners Fund

Longleaf Partners Small-Cap Fund

Longleaf Partners International Fund

Longleaf Partners Global Fund

By:	Margaret H. Child
Trustee